Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Dominari Holdings Inc. on Form S-8 of our report dated April 15, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Dominari Holdings Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

New York, York

January 8, 2026